Exhibit 99.B(p)(45)

Code of Ethics

METROPOLE Gestion

December 2016

Legal and Compliance	Code of Ethics

Issued by:	Sylvie Rebours — Chief Compliance Officer		Tel.: 01 58 71 17 80 Email: srebours@metropolegestion.fr

	Pierre-Antoine Duez — Head of Internal Audit		Tel.: 01 58 71 17 36 Email: paduez@metropolegestion.fr

Date version 1	09/2016	Last updated	12/2016

Code of Ethics of METROPOLE Gestion

1.	Scope and purpose of this document	4
2.	Professional secrecy, confidentiality and data protection	4
2.1.	Professional secrecy	5
2.2.	Confidentiality	6
2.3.	Data protection	7
3.	Use of the means and resources of METROPOLE Gestion	7
3.1.	Use of company property	7
3.2.	Use of IT resources	7
3.3.	Telephone use	9
4.	Rules on external communication	9
4.1.	Use of sales and marketing documents	9
4.2.	Communication via email	10
4.3.	Communication via internet and social networking	10
5.	Market abuse: insider trading and market manipulation	10
5.1	AMF Regulations	10
5.2	U.S. Regulations	11
6.	Prevention and management of conflicts of interest	14
6.1.	Regulatory reminder	14
6.2.	Situations and prevention of potential conflicts of interest within the company	14
6.3.	Keeping and updating of the register of conflicts of interest	17
7.	Personal transactions	18
7.1.	Principles:	18
7.2.	Scope of application	18
7.3.	Summary of AMF rules on personal transactions	19
7.4.	Summary of U.S. rules regarding personal transactions	21
8.	Policy on gifts and benefits	24
9.	The fight against corruption, anti-money laundering and combating the financing of terrorism (AML-CTF)	26
9.1.	Purpose of the AML-CTF system	26
9.2.	Obligation of vigilance	27
9.3.	The prevention system within METROPOLE Gestion	27
9.4.	Staff training and awareness	28
10.	Preventing fraud risk	28

10.1.	Definition, context and purpose	28
10.2.	Prevention system	29
11.	Rumors and Manipulative Trading Practices	30
11.1.	Rumors	30
11.2.	Manipulative Trading Practices	30

1. Scope and purpose of this document

Ethics is defined by the French Asset Management Association (Association Française de la Gestion financière, or AFG) as all of the duties and rules imposed on professionals when exercising their profession.

U.S. registered investment advisers are also required to adopt a written Code of Ethics pursuant to Investment Advisers Act of 1940 (“Advisers Act”) Rule 204A-1. Such Code of Ethics must include, at a minimum, standards of business conduct that require an adviser’s Supervised Persons(1)to uphold their fiduciary obligations.

It is therefore an essential element of the quality of service that every adviser must deliver to its clients, based on two key principles:

•                  the primacy of the client’s interest,

•                  the integrity of the market.

These principles involve, in particular, the duty of information and transparency towards clients, the duty of confidentiality, the prevention and management of conflicts of interest, the policy on gifts and entertainment offered or received, the management of employees’ personal transactions, the fight against corruption, anti-money laundering and combating the financing of terrorism, and the prevention of fraud.

The Code of Ethics applies to all of the employees and executives of METROPOLE Gestion, including temporary staff. External service providers acting for METROPOLE Gestion may also be required to comply with such provisions. Any determinations regarding the applicability of this Code of Ethics to temporary staff or external service providers shall be made the discretion of the Chief Compliance Officer.

The Code was established based on the principles defined by the AFG and the rules of conduct defined in Book III, Title I, Chapter IV of the AMF’s General Regulation, as well as the requirements of Advisers Act Rule 204A-1.

It is distributed to all employees when they join the company and is reviewed at least once a year. Employees are responsible for being aware of the Code and re-reading it whenever it is subsequently updated.

After reading the Code, employees are required to sign an affirmation form, stating that they have fully understood the Code and that they undertake to comply with the various rules contained therein. The form, duly signed by each employee, is then submitted to the CCO.

If employees have any questions regarding the rules of ethics, they can contact the CCO directly.

2. Professional secrecy, confidentiality and data protection

As employees of an asset management company and pursuant to the provisions of the French Monetary and Financial Code (COMOFI), as well as the Advisers Act and other applicable U.S.

(1) For purposes of all METROPOLE Gestion policies required pursuant to U.S. regulatory obligations, Supervised Persons shall refer to any partner, office director (or other person occupying a similar status or performing similar functions, or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

regulations, the employees of METROPOLE Gestion are subject to professional secrecy and a confidentiality obligation as part of their activities. METROPOLE Gestion has therefore established data protection rules.

2.1. Professional secrecy

Article L 531-12 of the COMOFI stipulates that “any member of a board of directors and, depending on the case, of a supervisory board, and any person who, for any reason, takes part in the direction or management of an investment company, or who is employed by the same, is bound by professional secrecy”.

Professional secrecy relates to confidential information entrusted directly by a client or emanating from a client to METROPOLE Gestion or its employees, as well as confidential information of which METROPOLE Gestion or its employees become aware while exercising their profession.

When bound by professional secrecy, employees of METROPOLE Gestion must not pass on any information relating to clients to third parties. Employees are required to be particularly vigilant during external meetings, at client seminars and events, when invited out and at business lunches.

Employees are reminded that if they break the rules on professional secrecy, they may be sanctioned under the French Criminal Code: the law imposes a sentence of one year in prison and a fine of €15,000 on “persons who reveal secret information they hold by virtue of their position or profession, their job or a temporary assignment” (Article 226-13 of the French Criminal Code).

The professional secrecy requirement may, however, be lifted in cases provided for in the regulations (e.g.: requests for information as part of an audit by an administrative authority such as the AMF (French financial markets authority), the ACPR (French Prudential Supervision and Resolution Authority), the French General Directorate of Public Finances, URSSAF (French Organizations for the Payment of Social Security and Family Benefit Contributions), etc. or a ruling by a criminal court).

In addition, for the purposes of this policy and any other confidentiality agreements which Supervised Persons are subject to as a result of their employment with METROPOLE Gestion, no Supervised Person is prohibited from discussing confidential information with regulators in the course of reporting violations of U.S. federal law or regulations.

2.2. Confidentiality

As well as the requirement of confidentiality with respect to clients, which appertains to professional secrecy, METROPOLE Gestion’s employees are required to maintain the confidentiality of information relating to METROPOLE Gestion (e.g. its organization, procedures, strategy and results) vis-à-vis third parties.

Unless expressly authorized by Executive Management, employees must not pass on information relating to the company, its clients, its employees, its suppliers or its service providers. They are also prohibited from passing on any document for internal use to third parties.

Failure to comply with this confidentiality requirement may result in the application of sanctions as stipulated in METROPOLE Gestion’s internal regulations. The company also reserves the right to initiate legal proceedings in the event of a serious breach.

The confidentiality requirement may, however, be lifted in cases provided for in the regulations (e.g.: requests for information as part of an audit by an administrative authority such as the AMF, the French General Directorate of Public Finances, URSSAF, etc. or a ruling by a criminal court).(2) Employees of METROPOLE Gestion are in no way prohibited

(2) In particular, Article L 511-33 of the COMOFI recognizes that secrecy may be completely lifted, with no necessity for client consent, for imperative reasons of public interest, or even private interest.

“Unless provided for in law, professional secrecy is not enforceable against the French Prudential Supervision and Resolution Authority, nor the Bank of France, nor the judicial authorities acting as part of criminal proceedings, nor commissions of enquiry established pursuant to Article 6 of Order No. 58-1100 of 17 November1958 on the functioning of parliamentary assemblies.”

from sharing confidential information with an administrative authority or regulatory agency for the purpose of reporting violations of applicable securities laws.

A Supervised Person must inform the Chief Compliance Officer or a member of METROPOLE Gestion’s senior management promptly if he or she discovers that someone else is making or threatening to make unauthorized use or disclosure of confidential or proprietary information.

Supervised Persons who cease to work for METROPOLE Gestion must continue to maintain the confidentiality of inside and proprietary information learned during their employment.

2.3. Data protection

As an asset management company, METROPOLE Gestion is subject to data registration, traceability and retention obligations.

In accordance with the regulations, the company has an organization and IT resources that are appropriate for its activities. It has a specific procedure for backing up and tracing data.

METROPOLE Gestion has also created an IT charter, given to all employees when they are hired, which sets out all of the rules for using IT resources and, in particular, the rules on data protection.

All employees undertake to comply with these rules and to exercise vigilance at all times when using the data to which they have access.

The IT charter is reviewed at least once a year, and all employees are responsible for being aware of the updates whenever a new version is issued.

3. Use of the means and resources of METROPOLE Gestion

METROPOLE Gestion provides its employees with a range of material means and resources (premises, IT tools, telephones, laptop computers, etc.) for professional use. Employees undertake to comply with the rules of conduct described below, details of which are also provided in the internal regulations.

3.1. Use of company property

All of the materials and documents provided by METROPOLE Gestion to its employees while they perform their duties are for professional use. Documents and information that employees obtain while performing their duties are confidential and must not be divulged.

Employees must pay particular attention to any confidential documents that they work on. These documents must be stored in a secure location, or destroyed, when the employee leaves his or her workplace.

If an employment contract is amended or terminated for any reason, the documents and material must be returned by the employee concerned at METROPOLE Gestion’s request.

3.2. Use of IT resources

Employees are only permitted to use the IT tools provided to them in their professional capacity by METROPOLE Gestion for personal purposes in a reasonable way and for legitimate needs.

Any disproportionate use for personal purposes may result in sanctions, pursuant to the internal regulations.

Any directory or file not marked as “private” or “personal” is regarded as professional. METROPOLE Gestion may freely access such files and directories, including in the absence of the user.

In any event, it is strictly forbidden for employees to use the company’s IT equipment to connect to websites or to distribute files with illegal content, and specifically racist, pornographic or pedophiliac content, terrorist propaganda, etc.

It is also forbidden for employees to register, for personal purposes, on commercial or recreational websites using their work email address (...@metropolegestion.fr).

Installing gaming software or circumventing restrictions on the use of software is also prohibited.

Remember that free software is not in any event free of rights: it is provided under license. Downloading and using free software within METROPOLE Gestion has to be authorized by Executive Management.

Finally, employees undertake to read and respect the rules of use described in METROPOLE Gestion’s IT charter.

3.3. Telephone use

Landline or mobile telephones are reserved for professional use.

However, personal use is permitted as long as this use is reasonable and does not hinder the operation of the service to which the employee is assigned.

4. Rules on external communication

4.1. Use of sales and marketing documents

METROPOLE Gestion has established a procedure setting out the terms and conditions governing the distribution and use outside the company of all new or updated sales and marketing documents, irrespective of the medium (paper, online, etc.).

The documents listed below fall within the scope of this procedure:

•                  Monthly newsletters

•                  Monthly reports

•                  Client reports

•                  Funds range (“the Book”)

•                  “Les Rendez-Vous de METROPOLE Gestion”

•                  Fund brochures

This procedure describes the production and approval circuit for all these documents and, more generally, for any document specifically requested by a client. Please refer to the Approval of Sales and Marketing Policy for further detail.

It sets out the principles (summarized below) that all employees must comply with:

Any new sales or marketing document must be approved by the Chief Compliance Officer and Executive Management before it is distributed outside the company.

After approval by Executive Management, only this document may be used externally and, in accordance with internal regulations, employees are not permitted to make any changes to it, even minor ones, or to use any other document. All marketing materials and related communications must be retained in accordance with the Archiving and Traceability of Transaction Records/Books and Records Policy.

Every new or updated document must follow the production circuit, including the various control and approval phases described in the procedure.

In terms of organization, all sales and marketing documents are prepared by the Marketing Department using data supplied by the middle office, which has previously been approved by the fund managers.

4.2. Communication via email

Each employee has email and/or a dialogue application provided through software such as Bloomberg, the use of which is subject to the rules described in the IT charter. Employees should refer to these rules, particularly to familiarize themselves with the security instructions.

The internal regulations exclusively restrict email to professional use, although personal correspondence is tolerated. The sender must mark personal messages as “private” or “personal” in the subject. With the exception of this type of message, METROPOLE Gestion reserves the right, pursuant to its regulatory obligations, to access and check all emails at any time.

When emails are exchanged with parties outside the company, particularly with clients, employees must comply with the rules on confidentiality described above. They must include in their emails, and not deactivate, their electronic signatures and disclaimers.

4.3. Communication via internet and social networking

Executive Management is exclusively responsible for communicating information relating to METROPOLE Gestion.

Unless expressly authorized by Executive Management, employees are not permitted to communicate or give opinions in the name of METROPOLE Gestion on media other than those provided to them by METROPOLE Gestion, and must comply with METROPOLE Gestion’s rules and procedures. Please see the Social Media Policy for further detail.

5. Market abuse: insider trading and market manipulation

In accordance with the current regulations and to fulfill the requirements in this regard, METROPOLE Gestion has established a procedure for the detection and prevention of market abuse.

Insider trading and price manipulation, as defined by Book VI of the AMF’s General Regulation, are regarded as market abuse.

The misuse of non-public information may violate U.S. federal and state securities laws and other legal and regulatory requirements. Violations may be damaging to both the reputation and financial position of METROPOLE Gestion and its Supervised Persons. In the event of any conflict between METROPOLE Gestion’s AMF and U.S. regulatory obligations, the more conservative rules or policy shall govern. Any questions regarding the applicability of these policies should be discussed with the Chief Compliance Officer.

5.1 AMF Regulations

Applicable regulations stipulate a number of principles to be followed when implementing the market abuse monitoring system:

•                  Regular raising of awareness among the employees concerned within the company;

•                  Vigilance on the part of the employees concerned, detection of anomalies and reporting of information to the CCO;

•                  Reporting of suspicious transactions to the AMF after the information obtained has been analysed;

•                  Data retention (data relating to the analysis of cases submitted, regardless of whether the case has been the subject of a suspicious transaction report to the AMF, must be retained).

All employees concerned (management team and middle office) will be made aware, including by reading the procedure and the examples included therein, and are required to fulfill a general obligation of vigilance.

Any employee concerned who believes that he or she is in possession of privileged information or, more generally, that a suspicious transaction is occurring, must stop trading in the security, either personally or for METROPOLE Gestion, and inform the CCO immediately.

Having received and analyzed all of the necessary elements of the case, the CCO will decide whether a report must be made to the AMF. The CCO will inform and consult with Executive Management before submitting the report on suspected market abuse.

The employee cannot under any circumstances be held responsible or retaliated against on the basis of this transmission of suspicious transaction or receipt of material nonpublic information to the Compliance and Internal Control Manager.

The market abuse procedure also states that it is strictly forbidden to inform anyone, particularly those persons for whom the reported transactions were carried out, about the existence of the report or to provide information to them on the action taken with regard to the report.

5.2 U.S. Regulations

Although “insider trading” is not defined in U.S. securities laws, it is generally thought to be described as trading either personally or on behalf of others on the basis of material non-public information or communicating material non-public information to others in violation of U.S. law.

In the past, U.S. securities laws have been interpreted to prohibit the following activities:

•                  Trading by an insider while in possession of material non-public information;

•                  Trading on information that has been misappropriated, whether or not from an issuer of securities;

•                  Trading by a non-insider while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential, or was misappropriated; or

•                  Communicating material non-public information to others in breach of a fiduciary duty.

Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company’s securities. No simple

“bright line” test exists to determine whether information is material; assessments of materiality involve highly fact specific inquiries. Supervised Persons should direct any questions regarding the materiality of information to the Chief Compliance Officer.

The following is an illustrative list of the type of information that is generally regarded as “material”:

•                  Information relating to a company’s results and operations

•                  Dividend or earnings announcements

•                  Write-downs or write-offs of assets

•                  Additions to reserves for bad debts or contingent liabilities

•                  Expansion or curtailment of company or major division operations

•                  Merger, joint venture announcements

•                  New product/service announcements

•                  Developments in significant litigation

•                  Discovery or research developments

•                  Criminal, civil and government investigations and indictments

•                  Pending labor disputes

•                  Debt service or liquidity problems

•                  Bankruptcy or insolvency problems

•                  Tender offers, stock repurchase plans, etc.

•                  Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities, including equity, debt, commercial paper, government securities and options. In addition, it applies to securities issued by both public and private companies.

Material information does not have to relate to a company’s business or come from the company. For example, material information about the contents of an upcoming newspaper column may affect the price of a security and therefore be considered material. Material information may also relate to the market for a security. Information about a significant order to purchase or sell securities, in some contexts, may be deemed material; similarly, prepublication information regarding reports in the financial press may also be deemed material.

In order for issues concerning insider trading to arise, information must not only be material, but also non-public. “Non-public” information generally means information that has not been available to the investing public. Once material non-public information has been effectively distributed to the investing public, it is no longer classified as material non-public information. However, the distribution of non-public information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

Supervised Persons must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material non-public information. Whether the “tip” made to the employee makes him/her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Supervised Persons may also become insiders or tippees if they obtain material, non-public information by happenstance, at social gatherings, by overhearing conversations and in similar circumstances.

Severe penalties exist for firms and individuals that engage in the act of insider trading under U.S. law, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found liable for insider trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 (USD) or three times the profit gained or loss avoided, respectively.

Procedures to follow if a Supervised Person Believes that he or she possesses Material Non-Public Information METROPOLE Gestion has established the following procedures to help each Supervised Person avoid insider trading and to aid METROPOLE Gestion in preventing, detecting and imposing sanctions against insider trading. Each Supervised Person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If any Supervised Person has questions about these procedures, he or she should consult the Chief Compliance Officer.

If a Supervised Person has questions as to whether he or she is in possession of material nonpublic information, he or she must inform the Chief Compliance Officer as soon as possible. From this point, the Supervised Person, the Chief Compliance Officer and METROPOLE Gestion’s senior management will conduct research to determine if the information is likely to be considered important to investors in making investment decisions and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in insider trading, a Supervised Person:

•                  Must not trade the securities of any company in which he or she is deemed an insider who may possess material non-public information about the company;

•                  Must submit personal security trading reports in accordance with METROPOLE Gestion’s personal securities transaction policy;

•                  Must not discuss any potentially material non-public information with colleagues, except as specifically required by his or her position;

•                  Must immediately report the potential receipt of non-public information to the Chief Compliance Officer and METROPOLE Gestion’s senior management; and

•                  Must not proceed with any research, trading or other investment advisory activities until the Chief Compliance Officer and METROPOLE Gestion’s senior management inform the Supervised Person of the appropriate course of action.

Any time a Supervised Person receives material non-public information about a company that has issued publicly traded securities, he must report to the Chief Compliance Officer. Supervised persons will be responsible for contacting the Chief Compliance Officer any time that they receive or intend to receive any non-public information about a public company.

Generally no trading of public securities will be permitted by any Supervised Person in a public company for which material non-public information has been reported to the CCO, including, but not limited to, trading in a Supervised Person’s personal account or on behalf of a Client account.

The Chief Compliance Officer will periodically review each public company for which material non-public information has been reported to determine whether any Supervised Persons remain in possession of non-public information.

6. Prevention and management of conflicts of interest

In accordance with its principles and with the regulatory provisions, METROPOLE Gestion ensures that its asset management activities are carried out in the interests of shareholders and principals.

To achieve this, the company is organized in such a way as to take all reasonable and possible measures to detect situations of potential conflicts of interest that might arise as it conducts its business.

To this end, METROPOLE Gestion has put in place a policy for managing conflicts of interest, to which employees must refer.

This management policy enables situations of conflicts of interest that might be encountered to be identified, and resources to be deployed to manage them.

6.1. Regulatory reminder

METROPOLE Gestion refers to Articles 313-18 to 313-22 of the AMF’s General Regulation in its policy for managing conflicts of interest. From the time they arrive at the company, employees must carefully read the policy as well as any subsequent updates thereof.

6.2. Situations and prevention of potential conflicts of interest within the company

•                  Potential conflicts of interest directly concerning financial management

Such conflicts of interest are identified and managed through the organization of the processing of orders placed through financial intermediaries.

As such, fund managers are required to comply with an operational procedure for allocating and monitoring orders, and a procedure for transactions between managed portfolios.

As part of its activity of asset management for third parties, METROPOLE Gestion must always promote the interests of its principals or the shareholders of the UCI managed, paying particular attention to the equal treatment of principals and shareholders.

•                  Potential conflicts of interest concerning direct or indirect remuneration received by the company

Such conflicts of interest may arise due to excessive portfolio rotation that is not justified by economic and financial considerations, with the sole aim of increasing turnover commissions (received on UCITS open to the public).

Accordingly, portfolio rotation rates are reviewed by the permanent control functions and by periodic control.

The company ensures that it is fully transparent vis-à-vis principals and shareholders in its communications on remuneration received.

•                  Potential conflicts of interest resulting from an organizational defect or a deficiency in the company’s procedures

Such conflicts of interest have been managed by an organization structured in such a way as to prevent conflicts of interest and decisions by the company that are contrary to the interest of clients.

Since the company does not employ traders or financial analysts, it is not exposed to the risk of any sharing of uncontrolled information between people performing activities that entail a risk of conflict of interest.

The remuneration of employees, and particularly fund managers, is not based on the performance of the funds managed. Moreover, collegiate management implies the management of funds is not assigned to one specific fund manager, but to the whole management team.

The remuneration of fund managers, as is the case with all company employees, comprises a fixed annual pay plus a possible discretionary bonus.

•                  Potential conflicts of interest and transactions on the account of the company, its executives and its employees.

In order to avoid the risk of conflicts of interest, particularly those that are contrary to the principles of independent investment decisions and the interest of shareholders or principals, METROPOLE Gestion has established a procedure for transactions carried out on the company’s own account, and another for transactions carried out on behalf of its employees.

In order to prevent potential conflicts between transactions for the company and for its clients, METROPOLE Gestion has implemented a procedure for managing own funds. The procedure stipulates that the financial management of METROPOLE Gestion’s own funds is only carried out with the aid of non-risky products, such as money market products.

To ensure that management for third parties is independent of management for the company, the Administrative and Financial Department is responsible for managing METROPOLE Gestion’s own funds.

Any conflicts of interest relating to transactions carried out by company employees on their own account are managed by the procedure on personal transactions (whose main rules are set out in point 7 of this Code).

•                  Potential conflicts of interest relating to the activities of market intermediaries

Such conflicts of interest have been identified and managed by the broker selection policy. This policy describes the best selection process, the aim of which is to select brokers whose execution policy will enable the best possible result to be achieved during order execution.

The company thus selects its brokers based on the quality of their services. It manages its selection with a policy that includes precise assessment criteria and reports on its choice of brokers by scoring their services annually.

The company has also included a procedure for gifts, entertainment, and other benefits (whose main rules are set out in point 8 of this Code) in its system for ensuring independence and quality in its choice of brokers.

Company employees are strictly forbidden to solicit or accept gifts or benefits that might compromise their impartiality or their independence in decision-making. They must not receive any form of remuneration whatsoever from intermediaries. Please see the Policy relating to Gifts and/or Benefits for further detail.

Invitations received by employees must be declared to the CCO before the event takes place.

•                  Potential conflicts of interest relating to multi-management

The possibility of investment by our multi-management funds in the range of funds of a related company is defined by standards: the fund manager in charge of selecting funds makes his or her analysis and investment decisions independently of any existing capital connection. If he or she chooses a fund of a related company, the fund manager must notify the CCO.

•                  Potential conflicts of interest relating to serving as officers, trustees and/or directors of outside organizations

Supervised Persons may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Supervised Persons may also receive compensation for these activities at certain times, Metropole Gestion may determine that it is in its clients’ best interests for a Supervised Person to serve as an officer or on the board of directors of an outside organization. For example, a company held in Clients’ portfolios may be undergoing a reorganization that may affect the value of the company’s outstanding securities and the future direction of the company. Service with organizations outside of Metropole Gestion can, however, raise serious regulatory issues and concerns, including conflicts of interests and access to material non-public information.

As an outside board member or officer, a Supervised Person may come into possession of material non-public information about the outside company or other public companies. It is critical that a proper information barrier be in place between Metropole Gestion and the outside organization and that the Supervised Person not communicate such information to other Supervised Persons in violation of the information barrier.

Similarly, Metropole Gestion may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the Supervised Person must not be involved in the decision to retain or hire Metropole Gestion.

Supervised Persons are prohibited from serving as directors, trustees or officers of outside organizations without the prior written approval from the Chief Compliance Officer. Approval will be granted on a case by case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved.

•                  Potential conflicts of interest relating to outside business activities

Supervised Persons generally may not be employed (either on a part-time, evening or weekend basis) or compensated by any business other than Metropole Gestion.

6.3. Keeping and updating of the register of conflicts of interest

Despite the analysis conducted to identify and manage situations that might create conflicts of interest for the company in the current performance of its activities, the future occurrence of potential conflicts of interest cannot be ruled out.

The head of the department concerned must be informed about any situation likely to give rise to a conflict of interests, and will take action, including making appropriate disclosure, accordingly. The CCO will be made aware of the situation and will help to resolve it. The CCO will propose corrective measures designed to prevent as far as possible the occurrence of situations of conflict equivalent to that which has just arisen.

The CCO will list, in a dedicated register, all those situations in which a conflict of interest entailing a risk likely to harm the interests of one or more clients has occurred, or, in the case of a service or activity in progress, is likely to occur.

If a situation giving rise to a conflict of interests cannot be avoided, METROPOLE Gestion is required to inform the principals, unitholders and/or clients.

7. Personal transactions

7.1. Principles:

In accordance with the current regulations, METROPOLE Gestion has set up an organization and defined appropriate rules for its activities, in order to regulate personal transactions carried out by its employees.

This prevention and prohibition system applies to personal transactions carried out by affected persons or Access Persons, taking part in activities likely to give rise to a conflict of interest, or with access to privileged or other confidential information relating to transactions carried out with or on behalf of clients.

The internal regulations of METROPOLE Gestion set out the rules for personal transactions in the context of preventing conflicts of interest and otherwise complying with applicable regulations.

The conditions and limits imposed on personal transactions are described below.

7.2. Scope of application

The group known as “Access Persons” and the transactions covered by the prevention and prohibition system are defined below.

The transactions are those carried out by Access Persons (as described below) beyond the scope of their duties.

METROPOLE Gestion’s Access Persons are as follows:

•                  Supervised persons of METROPOLE Gestion, including Executive Management;

•                  any close relation of a supervised person of METROPOLE Gestion, provided this supervised person has a power of attorney on her securities account, or direct or indirect pecuniary interest in an account;

•                  legal entities held directly or indirectly (20% of voting rights or share capital) by the above persons.

Furthermore, within the limit of the controls exercised within their own entities and the disclosure of these controls to METROPOLE Gestion:

•                  employees and persons provided by a service provider to which METROPOLE Gestion outsources certain services, if they take part in the management of the UCI.

An example of an indirect pecuniary interest in securities involves securities held by members of an Access Person’s immediate family sharing the same household. Immediate family include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law and children-in-law, as well as adoptive relationships that meet these criteria.

Access Persons do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

The following circumstances constitute a pecuniary interest of securities held by a trust:

•                  Ownership of securities as a trustee where either the Access Person or members of his or her immediate family have a vested interest in the principal or income of the trust;

•                  Ownership of a vested beneficial interest in a trust; and

•                  An Access Person’s status as a settlor of a trust, unless the consent of all of the beneficiaries is required in order for the Access Person to revoke the trust.

An Access Person will be deemed to have voting or dispositive power over securities if he or she has the power to vote or dispose of, or to direct the voting or disposition, of a security. Voting or dispositive power may arise from an Access Person’s status as the trustee of a trust, the general partner of a limited partnership, the manager or managing member in a limited liability company or from any other contract or arrangement.

7.3. Summary of AMF rules on personal transactions

Access Persons Provisions (*)	Supervised persons, including the Executive Management of METROPOLE Gestion + “close relations”	Employees provided by external service providers (only to the extent no access to MNPI)
Subscription/redemption of units or shares of UCI (UCITS+AIF) managed by METROPOLE Gestion	Subject to declaration to the Compliance and Internal Control Manager	Subject to declaration to their employer

Subscription/redemption of units or shares of UCITS not managed by METROPOLE Gestion	Freely authorized	N/A

Subscription/redemption of units or shares of AIF not managed by METROPOLE Gestion, other than professional specialized funds and leveraged professional general- purpose funds	Freely authorized	N/A

Subscription/redemption of units or shares of AIF that are professional specialized funds or leveraged professional general-purpose funds	Subject to declaration to the Compliance and Internal Control Manager	N/A

All instruments excluding UCI (UCITS+AIF)	Prohibited unless expressly authorized by management	N/A

Portfolio management under mandate with no prior instruction possible	Freely authorized	N/A

Management under mandate with prior instruction possible	The same rules as those applicable to subscriptions/redemptions of UCI as defined above	The same rules as those applicable to subscriptions/redemptions of UCI managed by METROPOLE Gestion

(*) These provisions apply regardless of the place of execution or the country in which the account is held.

NB. The management team (fund managers + middle office) is not permitted to engage in management activity, remunerated or not, in parallel with its activity at METROPOLE Gestion.

These provisions apply regardless of the place of execution or the country in which the account is held. Personal transactions on financial instrument accounts (which must be declared in the “Declaration of personal accounts” form) must be declared using the following methods:

•                  by email to the person mentioned in the above table showing the name, ISIN, CUSIP, or other identifying information of the UCI (UCITS + AIF) or security concerned, the type of transaction (subscription/redemption) and the number of units or shares;

•                  as part of his or her control plan, the CCO may request a copy of the transaction statement relating to the above declarations as well as a statement of movements in the securities on the accounts.

7.4. Summary of U.S. rules regarding personal transactions

In the event of any conflicts between the AMF-required rules and obligations and the applicable U.S. rules and obligations, the most conservative rule or obligation shall apply. Any questions regarding the applicability of the rules and obligations discussed within this policy shall be discussed with the Chief Compliance Officer.

The following personal transactions must be pre-cleared by the Chief Compliance Officer:

•                  Any transaction resulting in an Access Person’s acquisition of Beneficial Ownership of any securities in an Initial Public Offering.(3)

•                  Any transaction resulting in an Access Person’s acquisition of Beneficial Ownership of any securities in a Limited Offering.(4)

•                  Such other classes of transactions as may be specified from time to time by the Chief Compliance Officer.

•                  Such other specific transactions as may be specified from time to time by the Chief Compliance Officer.

Access Persons must have written clearance for any personal securities transaction that is required to be pre-cleared before completing the transaction. A record of any preclearance approval by the Chief Compliance Officer or CCO and the reasons supporting such decision must be maintained by METROPOLE Gestion.

A transaction for an Access Person’s account may be disapproved if it is determined by the Chief Compliance Officer that the transaction is in conflict with, or appears to be in conflict with, any actual or potential client investment or is otherwise inappropriate under applicable regulations.

(3) The term “Initial Public Offering” means an offering of securities registered under the U.S. Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the U.S. Securities Exchange Act of 1934.

(4) The term “Limited Offering” means an offering that is exempt from registration under the U.S. Securities Act of 1933 pursuant to section 4(a)(2) or section 4(a)(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

Aside from certain “Exempt Securities,” which is defined below, any security is a “Reportable Security” under this Personal Securities Transaction Policy. The definition of “Security” is extremely broad and includes, for example: stocks, bonds, notes or other debt instruments; interests in oil, gas or other mineral rights; interests in limited partnerships or limited liability companies; options on securities or foreign currency; security futures; interests in mutual funds or exchange-traded funds; any instrument commonly known as a security and virtually any other interest that entitles the holder to share in the profits of an entity or enterprise. If you have any questions as to whether an instrument is a security, you should contact the Chief Compliance Officer.

Commodities, futures and options traded on a commodities exchange, including currency futures are not considered securities. However, futures and options on any group or index of securities are considered securities.

In order to provide METROPOLE Gestion with information to enable it to determine with reasonable assurance any indications of scalping, front-running or the appearance of a conflict of interest with investments by any client account, as well as monitor Access Person compliance with this Personal Securities Transaction Policy, each Access Person must submit the following reports in the forms attached hereto to the Chief Compliance Officer.

•                  Quarterly Transaction Reports

Access Persons are required to provide the Chief Compliance Officer with duplicate broker-dealer trade confirmations and account statements, which must be received by the Chief Compliance Officer, at a minimum, no later than 30 days after the end of each calendar quarter. If an Access Person’s transactions do not occur through a broker-dealer, for example because they involve the purchase of a private investment fund, the transactions must be reported separately by the Access Person.

The quarterly transaction reports must contain at least the following information for each transaction in a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership:

(1)         the date of the transaction, the title, and as applicable the exchange ticker symbol, CUSIP number or other identification information, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved;

(2)         the nature of the transaction, i.e., purchase, sale or any other type of acquisition or disposition;

(3)         the price at which the transaction was effected;

(4)         the name of the broker, dealer or bank with or through which the transaction was effected; and

(5)         the date that the report is submitted. Access Persons are reminded that they must also report transactions by members of the Access Person’s immediate family, including spouse, children and other members of the household, in accounts over which the Access Person has direct or indirect influence or control. If an Access Person has arranged to have monthly brokerage statements delivered to the Chief Compliance Officer, and all trades have been effected through a broker-dealer, quarterly transaction reports are not required.

•                  Initial and Annual Holdings Reports

Each new Supervised Person who is an Access Person will be required to report all of his or her personal holdings of Reportable Securities and all accounts at a broker, dealer or bank holding any securities (including Exempt Securities) for which the Access Person has Beneficial

Ownership not later than 10 days after the commencement of his or her employment. The Initial Holdings Report must be current as of a date not more than 45 days prior to the date the person becomes an Access Person.

Each Access Person also is required to report on an annual basis all of his or her personal holdings of Reportable Securities and all accounts at a broker, dealer or bank holding any securities for which the Access Person has Beneficial Ownership — not just Reportable Securities — no later than [14 February] of each year. The Annual Holdings Report must be current as of a date no earlier than 31 December of the preceding calendar year.

•                  Exceptions to Reporting Requirements

U.S. Treasury securities, certificates of deposit, commercial paper and other similar money market instruments, shares of open-end mutual fund companies and interests in U.S. state education plans, also known as “529 Plans,” are exempt securities (“Exempt Securities”) and are not required to be reported by Access Persons under this Personal Securities Transaction Policy.

Access Persons are not required to submit (1) a transaction report with respect to transactions effected pursuant to an automatic investment plan or (2) a transaction or initial or annual holding report with regard to 529 Plans.

Rule 204A-1 also provides an exception to these reporting requirements when an access person’s securities are held in accounts over which he or she had “no direct or indirect influence or control.” If Metropole Gestion permits Access Persons to utilize this exception, the Chief Compliance Officer may request additional information, such as certifications from the associated investment adviser, designed to ensure that the Access Person, even if he or she has no formal discretion over the account, does not actually have influence or control over the account.

Any investment plans or accounts that may be eligible for any of these exceptions should be brought to the attention of the Chief Compliance Officer who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the Chief Compliance Officer may ask for supporting documentation, such as a copy of the automatic investment plan, a copy of the discretionary account management agreement and/or a written certification from an unaffiliated investment adviser.

•                  New Account Report

New accounts opened by Access Persons must be reported to the Chief Compliance Officer.

METROPOLE Gestion strictly forbids “front-running” client accounts, which is a practice generally understood to be personally trading ahead of client accounts. The Chief Compliance Officer will closely monitor Access Persons’ investment patterns to detect any indications of possible front-running abuses. The Chief Compliance Office also will monitor for personal trading patterns that may indicate other potentially abusive behavior, which may include, for example, trading opposite client trades, making personal trades that should have been offered to clients and trading that appears to be based on material non-public information. [                 ] will monitor the Chief Compliance Officer’s personal securities transactions for compliance with this Personal Securities Transaction Policy.

The purpose of the post-transaction review process is to ensure that METROPOLE Gestion has developed procedures to supervise the activities of its Access Persons. The comparison of

Access Person trades to those of clients will help identify potential conflicts of interest or the appearance of a potential conflict.

If METROPOLE Gestion discovers that an Access Person is personally trading contrary to the policies set forth above, the Access Person must meet with the Chief Compliance Officer and METROPOLE Gestion’s senior management to review the facts surrounding the transactions. This meeting will help Adviser to determine the appropriate course of action.

The Chief Compliance Officer will maintain a record of all violations of the Code of Ethics and of any action taken as a result of a violation, as required by Advisers Act rules.

Generally no trading of public securities will be permitted by any Supervised Person in a public company on the Restricted Securities List, including but not limited to, trading in a Supervised Person’s personal account or on behalf of a client account. Investment professionals should consider the fact that they will be restricted from trading the public securities of a public company for which any Supervised Person has received non-public information when evaluating any potential hedging strategies for private positions. Trading in securities on the Restricted Securities List may be permitted by the Chief Compliance Officer if it is determined that no Supervised Person is currently in possession of any material non-public information.

All Supervised Persons, whether investment professionals or non-investment professionals, will be regarded as having access to any non-public information about a public company that has been received by any other Supervised Person.

The Chief Compliance Officer will periodically review each public company on the Restricted Securities List to determine whether any Supervised Persons remain in possession of non-public information. Additionally, a public company can be removed from the Restricted List by the Chief Compliance Officer at other times if it can be determined that no Supervised Person remains in possession of non-public information and no Supervised Person has any intention of obtaining such information.

Supervised Persons may be unable to liquidate personal or Client holdings of securities that are subsequently added to the Restricted Securities List.

METROPOLE Gestion takes the potential for conflicts of interest caused by personal investing very seriously. Supervised Persons should be aware that METROPOLE Gestion reserves the right to impose varied sanctions on policy violators depending on the severity of the policy violation, including termination of employment.

8. Policy on gifts and benefits

This procedure sets out the rules applying to the receipt and acceptance of gifts and/or benefits from external service providers by METROPOLE Gestion staff members, and the reporting requirements. Gifts or entertainment that relate to any client, prospective client or any other person or entity that does business with or on behalf of METROPOLE Gestion are deemed to be “business-related.”

METROPOLE Gestion expects its employees to be sensitive to the manner in which clients view their conduct in the performance of their duties.

METROPOLE Gestion employees must never seek or accept gifts or benefits that might compromise METROPOLE Gestion’s reputation or an employee’s impartiality or independence in decision making.

They must never accept financial rewards from intermediaries in any form whatsoever. Notwithstanding the limits otherwise set forth in this policy, employees must not give gifts to, or accept gifts from, any person associated with a U.S. broker-dealer having an aggregate value of more than $100 per calendar year.

Employees may accept business-related gifts only when the value involved, and/or the frequency of such gifts, is not excessive and will not create any appearance of a conflict of interest or an obligation to the donor. Line managers must be informed of any gifts.

In the interest of transparency, the following rules will apply:

• Invitations received:

Employees may provide or accept a business-related entertainment event, such as a meal, sporting event, theater production or comparable entertainment event of an ordinary and usual nature, provided that (1) the person or firm providing the entertainment is present and (2) such entertainment events are neither so frequent nor so extensive as to suggest any impropriety. Invitations must be reported to the Chief Compliance Officerbefore the event (by e-mail, stating the date of the event, the place and the name of the company issuing the invitation).

• Gifts received:

All gifts must be reported to the Chief Compliance Officer(by e-mail).

The gifts must be turned over to the Compliance and Internal Control Manager, with the exception of personalized gifts (tie, scarf, etc.) valued at less than €150, which may be kept by the recipient.

Gifts turned in over the year will be redistributed among all METROPOLE Gestion staff via an annual tombola, after consideration of applicable rules and regulations.

• Gifts offered:

Employees of METROPOLE Gestion are not permitted to give gifts of any kind to clients or third parties.

Only de minimis “goodies” (e.g. pens, notebooks or mugs) bearing the METROPOLE Gestion brand are permitted. They are usually given to several clients or third parties and come under the marketing budget.

• Invitations made:

Only invitations to collective events organized by METROPOLE Gestion are permitted. They are usually extended to several clients or third parties and come under the marketing budget.

Lunch invitations are permitted, up to a “reasonable” amount, and are reimbursed to the employee in accordance with the procedures set out in the expenses policy.

• Charitable contributions:

METROPOLE Gestion and its employees are strictly prohibited from making any donations to a charity (1) with the intention of influencing such charity to become an METROPOLE Gestion client or (2) that would circumvent, or could be deemed to circumvent, other provisions in METROPOLE Gestion policy (for example, METROPOLE Gestion’s “Pay-to-Play” Policy) and/or applicable laws and rules (including, for example, Rule 206(4)-5 under the U.S. Investment Advisers Act of 1940 restricting certain political contributions). Any employee who perceives an actual or apparent conflict of interest in connection with any charitable contribution should notify the Chief Compliance Officer immediately.

9. The fight against corruption, anti-money laundering and combating the financing of terrorism (AML-CTF)

9.1. Purpose of the AML-CTF system

Laws and regulations oblige investment service providers to set up an organization and procedures to meet the vigilance and reporting requirements set forth in the French Monetary and Financial Code relating to anti-money laundering and combating the financing of terrorism.

To implement the regulations, METROPOLE Gestion has set up a system that includes:

•                  a business relationship entry procedure as part of KYC/AML-CTF, which allows a status to be assigned to the client and classifies AML-CTF risks, with corresponding investigative procedures to be completed;

•                  an AML-CTF procedure, which describes the entire AML-CTF system and the means of prevention put in place at company level, as well as the methods of reporting to TRACFIN;

All new arrivals receive copies of these procedures and are required to be aware of them. The main features of the AML-CTF system are as follows:

9.2. Obligation of vigilance

METROPOLE Gestion’s employees are subject to an ongoing obligation of vigilance with regard to the risk of corruption and AML-CTF.

Employees are made aware of the fight against corruption, anti-money laundering and combating the financing of terrorism as soon as they arrive at METROPOLE Gestion and regularly thereafter.

As they perform their duties, employees must exercise vigilance with regard to the transactions that they process and must report any suspected corruption, money laundering or financing of terrorism to their line manager.

9.3. The prevention system within METROPOLE Gestion

•                  Designation of authorized persons in the AML-CTF system

Pursuant to the provisions of the AMF’s General Regulation, the company has appointed a member of management as responsible for the implementation of the AML-CTF system.

The Chairman and CEO is thus responsible for the implementation of the AML-CTF system, and has delegated this implementation to the CCO.

Moreover, pursuant to the current regulations, the company has appointed a person authorized to report to TRACFIN (the reporter), who is also in charge of responding to requests from this national body (the correspondent).

The TRACFIN reporter and correspondent is Mrs. Laura Scheer, Head of Legal.

AMF and TRACFIN are informed of the identity of the TRACFIN reporter and correspondent.

The management company ensures that the TRACFIN reporter and correspondent has access to all the information needed to perform her duties, that she has the appropriate tools and resources, that she is informed about incidents detected by AML-CTF internal control systems, and that she is informed about shortcomings observed by the national supervisory authorities and, if applicable, foreign supervisory authorities, in the implementation of AML-CTF provisions.

•                  Suspicious transaction reporting to TRACFIN

The French system of anti-money laundering and combating the financing of terrorism is not an automatic system of reporting based exclusively on pre-established, objective criteria. It is based on the case-by-case analysis of amounts and transactions according to the profile of the business relationship and the classification of risks established by the company.

Systematic reporting or transmission of information to TRACFIN only applies in cases provided for by the regulations and referred to in the AML-CTF procedure.

Excluding these specific cases, reporting is never automatic and is based on the assessment and decisions made by the reporting person.

A suspicious transaction report is the result of an intellectual process and the conclusion of an analysis based on several steps, moving from a relationship with the client based on trust, to doubt and finally to suspicion.

If suspicion is confirmed, a TRACFIN report must be drawn up.

The reporting person is not required to provide proof of the materiality of the infraction or to classify it: this is the sole responsibility of the legal authorities.

However, as well as the elements relating to client identification and the description of the financial flows concerned, the report should be supported by a reference to the analysis on which the suspicion is based.

The AML-CTF procedure set up by METROPOLE Gestion specifies all of the elements required in relation to content, format and methods for TRACFIN reporting. Employees must refer to this procedure to find out how to apply it in practice.

9.4. Staff training and awareness

When a new employee is hired, the person responsible for implementing the AML-CTF system ensures that the new arrival receives the procedure and that he or she knows the key rules of anti-money laundering and combating the financing of terrorism.

Finally, this person ensures that METROPOLE Gestion’s employees receive regular training, particularly when new documents and rules are published.

To deliver regulatory training, METROPOLE Gestion has acquired the AML-CTF training software offered by its professional association, the AFG.

This training course, which is delivered in e-learning format, allows employees to review the documents and regulations governing anti-money laundering and combating the financing of terrorism. The training takes the form of a multiple-choice questionnaire with summary worksheets and is equally effective for first-time learning and revision.

All employees are required to take part in the training course, sit the tests, and submit their training certificates to the CCO.

10. Preventing fraud risk

10.1.                     Definition, context and purpose

Fraud is defined by the AFG as “an intentional act by a person belonging to the company or a third person, using misappropriated or dishonest means, that contravenes applicable laws, regulations or internal rules and causes direct or indirect harm to the company”.

In accordance with its principles and with the regulatory provisions, METROPOLE Gestion ensures that its fund management activities, including discretionary management, are carried out in the interests of unitholders and principals.

To achieve this, the company is organized in such a way as to take all reasonable measures to detect and prevent fraud risk, in order to protect its clients’ and its own assets.

METROPOLE Gestion has thus defined a policy for the prevention of fraud risk, which forms part of the internal control system and rules of ethics. The aim of the policy is to raise staff awareness of the various types of fraud risk and fraud prevention methods.

More generally, the aim is also to preserve METROPOLE Gestion’s reputation, which is based on the quality and integrity of its employees and executives, who, pursuant to the provisions of the internal regulations, are required to behave in an honest and exemplary way when carrying out their activities.

10.2.                     Prevention system

The fraud prevention system is based on the following principles:

•                  Fraud prevention is based, first and foremost, on managing operational processes and on appropriate controls. It is therefore the responsibility of each department and its managers to establish procedures that facilitate systems to separate tasks and apply the “four eyes” rule, and to implement first-level controls.

•                  Executive Management and the company’s managers have a duty of vigilance with regard to fraud. They are therefore required to always:

•                  ensure the operation and implementation of procedures and operational controls by all employees;

•                  ensure regular monitoring of the management of fraud risk, which is one of the subjects that must be reviewed periodically by the Risk Committee;

•                  implement the recommendations issued by Internal Audit.

•                  The CCO is responsible for the overall coordination of the fraud prevention and resolution system. The CCO:

•                  coordinates the fraud prevention internal control systems and assesses the adequacy and effectiveness of the control systems in place;

•                  is informed about any case relating to fraud or attempted fraud;

•                  coordinates the management system in cases of fraud by mobilizing the system’s various participants;

•                  reports to the Risk Committee on the main cases of proven fraud and how these were handled;

•                  ensures that this policy and the associated procedures are updated at least once a year.

•                  Internal Audit may conduct investigative procedures on the instruction of Executive Management or the Chairman, in order to establish the facts and propose remedial action.

The prevention policy sets out the steps for managing any identified fraud and the action to be taken by each participant.

As soon as a case of fraud is brought to the CCO’s attention, the CCO identifies all of the people that will be involved in managing the fraud case and sets up a crisis unit. The unit will comprise, as a minimum, Executive Management, the Head of Internal Audit and the head of the department concerned in the fraud case. Depending on the case and the CCO’s assessment, other people may be added to the crisis unit.

The CCO, in agreement with Executive Management, may decide to take all protective measures necessary to ensure the continuity of the activity that has been affected by the fraud.

11. Rumors and Manipulative Trading Practices

11.1.                     Rumors

Supervised Persons are prohibited from circulating false rumors and rumors of a sensational character that reasonably may be expected to affect market conditions for one or more securities, sectors or markets, or improperly influencing any person or entity. Intentionally creating, passing or using false rumors may violate the antifraud provisions of federal securities laws, and such conduct is contradictory to this Code of Ethics and METROPOLE Gestion’s expectations regarding appropriate behavior of its Supervised Persons.

A Supervised Person should consult with the Chief Compliance Officer if he or she has questions regarding the appropriateness of any communications.

11.2.                     Manipulative Trading Practices

Section 9(a) of the U.S. Securities Exchange Act of 1934 (“Exchange Act”) prohibits certain specific manipulative trading practices, including: “wash sales,” which are transactions that involve no change in beneficial ownership, or “matched orders,” which are coordinated buy and sell orders, in either case for the purpose of creating a false or misleading impression of the market for a security; or to enter into a series of transactions in a security creating actual or apparent trading, or raising or lowering the price of the security, for the purpose of inducing others to buy or sell the security. In addition, manipulating or attempting to manipulate the price of a security is a violation of Section 18(b) of the Exchange Act and Rule 10b-5 thereunder. Supervised Persons are strictly prohibited from engaging in any manipulative activities with regard to any security.

The Exchange Act does not prohibit otherwise lawful activity that has the incidental result of changing the supply or demand or the intrinsic value of a security.